     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 1999

                      REGISTRATION STATEMENT NO. 333-70675

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           ---------------------------

                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ---------------------------

                                 WAVEPHORE, INC.

             (Exact name of registrant as specified in its Charter)


                   INDIANA                                86-0491428
       (State or other jurisdiction of                 (I.R.S. Employer
       incorporation or organization)                 Identification No.)

                             3311 NORTH 44TH STREET

                             PHOENIX, ARIZONA 85018

                                 (602) 952-5500
               (Address, including zip code, and telephone number,

              including area code, of principal executive offices)

                         -------------------------------

                     DAVID E. DEEDS, CHIEF EXECUTIVE OFFICER
                                 WAVEPHORE, INC.

                             3311 NORTH 44TH STREET
                             PHOENIX, ARIZONA 85018

                                 (602) 952-5500
                (Name, address, including zip code, and telephone

               number, including area code, of agent for service)

                        --------------------------------

              COPY TO:                                COPY TO:
       DOUGLAS J. REICH, ESQ.                 STEVEN D. PIDGEON, ESQ.

           WAVEPHORE, INC.                     SNELL & WILMER L.L.P.
       3311 NORTH 44TH STREET                    ONE ARIZONA CENTER
       PHOENIX, ARIZONA 85018               PHOENIX, ARIZONA 85004-0001

           (602) 952-5500                          (602) 382-6000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
                                                           Proposed Maximum     Proposed Maximum
      Title of Each Class of            Amount to be        Offering Price         Aggregate          Amount of
    Securities to be Registered         Registered(1)          Per Share         Offering Price    Registration Fee
-------------------------------------------------------------------------------------------------------------------
Common Shares                          879,116 Shares          $ 8.25(2)           $7,252,707         $ 2016.25

Common Shares Issuable Upon            250,000 Shares          $ 8.25(2)           $2,062,500         $  573.38
Exercise of Warrants                   --------------          ------              ----------         ---------


           Total                      1,129,116 Shares                             $9,315,207         $2,589.63*
                                      ================         ======              ==========         =========


* Previously paid.

(1) In the event of a stock split, stock dividend, or similar transaction involving the common stock of the Company, in order to prevent dilution, the number of shares registered will be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the common stock on January 8, 1999, as reported by the Nasdaq National Market.

                       ----------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Castle Creek may not sell the securities offered by this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                                 WAVEPHORE, INC.

                             1,129,116 Common Shares

         We have issued and sold, in a private placement transaction, 879,116 shares of our common stock, as well as a warrant to purchase an additional 250,000 shares of our common stock to Castle Creek Technology Partners LLC. Under this prospectus, Castle Creek may sell some or all of the common stock, including the shares it may receive by exercising the warrant, to new purchasers. Castle Creek may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares, or through any of the other means described in the section entitled "Plan of Distribution" beginning on page 12.

         Castle Creek will receive all of the proceeds from the sale of the common stock, less any brokerage or other expenses of sale incurred by them. We will receive up to $2,665,000 if Castle Creek fully exercises the warrant. We are paying for the costs of registering the common stock and the shares underlying the warrant covered by this prospectus.

         Our common stock is traded on Nasdaq National Market under the symbol "WAVO."

         We are an Indiana corporation, formed on November 13, 1990. Our principal executive offices are located at 3311 N. 44th Street, Phoenix, Arizona and our telephone number is (602) 952-5500.

                          -----------------------------

         BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 2. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SALE OF THE COMMON STOCK OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                The date of this prospectus is March ____, 1999.

                            -------------------------

                                TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                    ----
THE COMPANY......................................................................................................      1
RISK FACTORS.....................................................................................................      2
USE OF PROCEEDS..................................................................................................      9
SELLING SECURITY HOLDER..........................................................................................      9
DESCRIPTION OF SECURITIES........................................................................................     10
PLAN OF DISTRIBUTION.............................................................................................     12
LEGAL OPINIONS...................................................................................................     12
EXPERTS .........................................................................................................     13
WHERE YOU CAN FIND MORE INFORMATION..............................................................................     13
SIGNATURES.......................................................................................................     17

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

         THE COMMON STOCK IS NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

         YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENTS.

                                   THE COMPANY

         WavePhore provides technologies, products, and services that enable people and enterprises to more efficiently receive, manage and productively use all types of information. Our technologies and services aggregate, filter, customize and distribute content in text, graphics, audio, and video form using a wide range of television, radio, and satellite broadcast infrastructures and the Internet.

         We currently operate in four service and product areas.

         WAVETOP: WaveTop is an Internet-like consumer-based entertainment and programming service that is broadcast to personal computers, or PCs, in the home. WaveTop is a free service that offers a variety of "channels", including broadcast news, sports, games, family, and other popular information content. WaveTop operates by transmitting data directly to the users' home PCs via television signals that are received by TV tuner cards installed in the PCs. By using existing television signals rather than telephone lines or cable, WaveTop can provide large streaming multimedia content, including audio, video, software and real-time data, without the bandwidth limitations of traditional Internet transmission methods. We began offering WaveTop in April 1998. We generate revenues for WaveTop

         - primarily from advertiser-sponsors and content provider-sponsors for our various channels; and seek to generate additional revenue through:

           - revenue-sharing opportunities with on-line service providers and electronic commerce vendors;

           -      licensing our WaveTop-related technology;

           -      creating subscriber-based premium channels; and

           -      pay-per-view downloads.

         NEWSCAST: Our Newscast(TM) service delivers personalized business information from over 4,500 sources to more than 200,000 of our customers' employees, associates, and members, through the Internet, extranets, and corporate intranets. Newscast uses patented filtering and pattern matching technology to filter over 30,000 articles per day from leading national and international sources and deliver customized news and information to our customers on a real time basis. Throughout the day this data and information is transmitted directly to our customers' computers, or internal systems, for immediate and easy access. For example, we provide our customers in banking and financial services with real-time news and information about the economy and our customers in manufacturing with real-time news and information about supplies, transportation, and other stories that affect their industry. Our Newscast service saves our customers time and resources by searching thousands of sources to retrieve the specific information they need. In addition to maintaining our current customers, we are focused on increasing our market share by targeting Fortune 2000 companies.

         NETWORKS: Our Networks service provides end-to-end satellite, FM radio signal, and land-based data broadcast communications solutions to companies that send all types of information, from stock quotes and sports scores to digital background music, to their customers. Our customers include the Associated Press, Business Wire, Dow Jones, Knight-Ridder/Tribune, PR Newswire, Reuters and Thomson Financial Services. Networks also sells satellite receiver equipment and builds data broadcast systems that enable customers, such as the Muzak DBS Division, Standard & Poor's ComStock and AEI Music Network, to create their own communication networks. In January 1998, we announced the creation of "WINDS"(TM), which stands for WavePhore Internet News Delivery Service. WINDS transmits data for customers through the Internet. We expect WINDS to complement Network's FM and satellite data broadcasting systems by reaching end users who may not currently be accessible via FM signals.

         eWATCH: Our eWatch service provides a comprehensive Internet monitoring service to our customers. We monitor the Internet, including public discussion bulletin boards and web sites, for information requested by our customers. We deliver the filtered results of the monitoring to our customers daily via E-mail or the Internet. We currently monitor approximately 250,000 Internet postings per day. Typically, monitoring involves messages and information related to the customer and its business, or that of others, such as their competitors. We have more than 600 customers for whom we provide this service.

                                  RISK FACTORS

         BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS SET FORTH BELOW. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

WE HAVE A HISTORY OF LOSSES AND MAY NEVER BECOME PROFITABLE

         We have generated relatively limited revenues from operations and incurred significant expenses in developing our products and services. As a result, we have realized net losses each year since our inception in November 1990. We incurred net losses of approximately $8.6 million for the fiscal year 1996, approximately $19.8 million for the fiscal year 1997, and approximately $28.5 million for the fiscal year 1998. As of December 31, 1997, we had an accumulated deficit of approximately $66.3 million. We expect to incur significant operating losses through the end of 1999 and may continue to incur operating losses after 1999. Given our history of losses, limited revenues from operations and significant expenses, we may never become profitable.

OUR PROFITABILITY DEPENDS SIGNIFICANTLY ON GENERATING WIDESPREAD CONSUMER DEMAND FOR WAVETOP

         To become profitable, we need to generate broad based market acceptance for our WaveTop service. The market for our WaveTop service is new and evolving and the demand for this service is highly uncertain. In addition to achieving widespread consumer demand, the success of our WaveTop service depends on our ability to meet the following objectives, none of which we may achieve.

         - attracting and retaining the most popular information providers;

         - including our WaveTop software and technology in products manufactured by others, including personal computers, TV tuner boards, set top boxes and other consumer products; and

         - generating significant revenues through e-commerce, technology licensing and other opportunities.

OUR PROFITABILITY ALSO DEPENDS ON SIGNIFICANTLY EXPANDING THE MARKET FOR
NEWSCAST

         Our profitability also depends on expanding the market for our Newscast service. The market for our Newscast service also is relatively new and evolving. Increasing our share of this market depends on meeting the following objectives, none of which we may achieve.

         - demonstrating a technological or economic advantage over our competitors;

         -        providing strong customer service to support Newscast;

         -        attracting and retaining information providers; and

         -        increasing sales through our direct sales force.

RAPID TECHNOLOGICAL CHANGE AND FREQUENT NEW PRODUCT INTRODUCTIONS IN OUR MARKETS COULD MAKE OUR PRODUCTS AND SERVICES OBSOLETE

         The markets for our products and services experience rapid technological change, frequent new product introductions, and evolving industry standards. Rapid technological change and new product introduction could render one or more of our products or services obsolete or place us at a competitive disadvantage. Accordingly, we believe that our success depends upon our ability to anticipate changes in consumer preferences, develop and market products and services that incorporate new technologies, and enhance and expand our existing product lines and services to keep pace with competing products. We will need to spend significant amounts of capital to develop, market and enhance our products and services to meet and take advantage of technological changes. Our failure to anticipate or adapt to technological change or evolving industry standards, and to successfully introduce new products and services, could materially and adversely affect our business.

WE OPERATE IN DIFFERENT MARKETS AND FACE DIFFERENT COMPETITIVE CHALLENGES IN EACH MARKET

         Each of the markets in which we compete presents different competitive challenges. For example, we currently offer our WaveTop service primarily to PC users at home and provide our Newscast service primarily to business users. We must respond to different competitive challenges and compete with a different set of competitors in each of our markets. In addition, with the rapid expansion of the Internet, the number of companies that can provide similar products and services in each of our markets is growing significantly. As a result, we expect that more competitors will enter the markets in which we operate. Increased competition may result in price reductions, reduced gross margins and loss of market share.

         The data broadcasting and information services industry is intensely competitive, rapidly changing and significantly affected by new product introductions and other market activities. Each of the markets in which we operate includes numerous competitors with well recognized brand names that provide products and services that compete with those we offer, including, but not limited to:

         - the regional Bell operating companies, AP SatNet and Data Broadcasting Corporation in the data broadcasting business;

         - Reed Elsevier, Inc.'s LEXIS/NEXIS(R), and NewsEDGE corporation in the electronic information access and processing business market;

         - America Online, @Home, Compuserve, and Yahoo!, in the Internet-based consumer information and entertainment market; and

         -        Scientific-Atlanta, Inc., in the satellite equipment business.

         Many of our competitors have longer operating histories and greater presence in key markets, greater name recognition, access to larger customer bases and significantly greater financial, sales, marketing, distribution, technical and other resources. Given these competitive disadvantages, we may not be able to compete effectively against these competitors. Our inability to compete would have a material adverse effect on our business. These competitors may be able to adapt to new or emerging technologies and changes in customer requirements more quickly than we can. They might also be able to devote greater resources to the development, promotion and sale of competing products and services.

WE MAY LOSE THE EXCLUSIVE RIGHT TO USE TECHNOLOGY REQUIRED TO OPERATE NEWSCAST

         A portion of the technology critical to the operation of Newscast, including the Fast Data Finder technology that filters information from vast amounts of data, is licensed from third parties. Under a license from Paracel, Inc., we have been granted exclusive rights to software associated with the use of the Fast Data Finder and the Newscast technologies through May 29, 2002, and non-exclusive rights after that time. After May 29, 2002, Paracel could license its technology, including Fast Data Finder technology, to other parties. If this were to occur, these other parties may compete with us or offer similar products. This would likely have a material adverse effect on our business.

THIRD PARTY INFORMATION PROVIDERS MAY TERMINATE OR CHOOSE NOT TO RENEW AGREEMENTS TO PROVIDE CONTENT

         We currently rely on a number of content and information providers to supply entertainment, news, and other information we offer through our WaveTop and Newscast services. Our agreements with information providers are generally for a term of one or more years. The termination of or failure to renew one or more significant information provider agreements would decrease the available news and information that we can offer our customers. Many of the agreements automatically renew unless notice of termination is provided before the end of the term by either party. However, most of these agreements may be terminated by the information provider if we fail to fulfill our obligations under the agreement and some agreements are terminable at will. We cannot guarantee that an information provider will not terminate its agreement with us or that it will choose to renew the agreement at the end of its term.

ANY PROBLEMS WITH MICROSOFT'S WINDOWS 98 OPERATING SYSTEM ARE LIKELY TO ADVERSELY AFFECT THE SUCCESS OF WAVETOP

         We believe that the success of WaveTop depends significantly upon our relationship with Microsoft Corporation. Microsoft is bundling and distributing our WaveTop software with its Windows 98 operating system. We currently are relying on this arrangement as a method of distributing the WaveTop software and introducing the WaveTop service to consumers. On May 18, 1998, the United States Department of Justice and the attorneys general of 20 states filed suit against Microsoft seeking to prevent alleged anti-competitive behavior by Microsoft in connection with, among other things, Windows 98. If the continued availability of Windows 98 is adversely affected by the lawsuit, or otherwise, Windows 98 does not maintain acceptance in the marketplace, or Microsoft is not allowed to our ceases to bundle our WaveTop software with its Windows 98 operating system, we could incur significant delays and costs in distributing and marketing our WaveTop software and service.

PBS NATIONAL DATACAST, INC. MAY TERMINATE OUR AGREEMENT TO BROADCAST WAVETOP

         The success of our WaveTop service also will depend to a large degree on our relationship with PBS National Datacast, Inc. We have entered into an agreement with PBS National Datacast under which the WaveTop service will be broadcast through the television signals transmitted by PBS member stations. If PBS National Datacast were to terminate our agreement, we likely would not be able to broadcast the WaveTop service without interruption, if at all. The agreement expires on January 1, 2002. We have an option to extend the term for an additional five years. However, PBS National Datacast may terminate the agreement if we fail to comply with the provisions of the agreement, breach the agreement, or are in default under the agreement. We do not have any arrangements with other television broadcasters to provide alternative transmission of WaveTop and do not currently intend to enter into any other alternative arrangements. Alternative methods of transmission may present significant barriers we would have to overcome in order to make use of them. Any alternative broadcaster would likely be unable to offer the same geographic coverage of transmission as PBS.

FAILURE OR DISRUPTION OF OUR TELECOMMUNICATIONS SYSTEMS MAY DISRUPT OUR
OPERATIONS

         Our customers rely on our ability to provide and distribute information 24 hours a day seven days a week without failures. As a result, our business depends to a significant extent on our ability to maintain continuous operation of our computer and telecommunications systems. Any damage to or loss of our computer and telecommunications networks, including our network operations centers, or damage to or loss of any third party controlled systems, including satellites or those operated by Internet service providers, could have a material adverse effect on our business. Our systems may suffer damage or disruption from fire, natural disaster, power loss, telecommunications failure, or similar events. Our operations also depend in significant part on our network operations centers in Phoenix, Arizona, Dallas, Texas, and Salt Lake City, Utah. Although we have arranged for off-site back-up for our network control, this arrangement does not eliminate the significant risk to our operations from a natural disaster or system failure. In addition, growth of our customer base may strain the capacity of our computer and telecommunications systems or lead to degradations in performance or system failure.

ANY DISRUPTION IN RECEIVING INFORMATION FROM THIRD PARTY INFORMATION PROVIDERS WILL DISRUPT OUR ABILITY TO PROVIDE TIMELY INFORMATION TO OUR CUSTOMERS

         We depend on the timely receipt of information feeds and computer downloads from third parties. Any loss, interruption or disruption of the transmission of this information to our news consolidation facility would result in delay, loss, interruption or disruption of the transmission to the end users. In addition to affecting customers of our information providers, these events would adversely affect customers of our Newscast service. These disruptions could result in those customers terminating, or failing to renew, their contracts with us. In either case, our business could be materially and adversely affected.

         We also depend largely on the integrity, capability, and maintenance of third party controlled systems, including satellites and the Internet. The loss or disruption of any facility or equipment, or the interruption of any facility's or equipment's transmission capabilities, could adversely affect our ability to broadcast services and information. It could also cause one or more of our customers to terminate their contracts with us or fail to renew their contracts. Our Networks service uses a third party shared satellite uplink facility in Raleigh, North Carolina, as well as third party FM radio transmission facilities. Similarly, our WaveTop service uses PBS member station television broadcast facilities to broadcast and deliver WaveTop information and services. We do not control any of these facilities or equipment.

WE MAY EXPERIENCE DIFFICULTIES AND DELAYS IN MIGRATING OUR TECHNOLOGY TO THE NEW ADVANCED TELEVISION SYSTEM FORMAT

         The broadcast industry is in the process of migrating to a new advanced television system format. This format will enable television broadcasters to transmit digital programming and non-programming related data at high speeds using a digital television signal. We may experience unanticipated difficulties and delays in adapting our analog signal-based data broadcasting products and services, such as WaveTop, to the digital-based advanced television system format when it becomes available. Most U.S. and other television broadcasters, including PBS member stations, currently use analog signals. When the digital-based advanced television system format achieves widespread implementation, we will be required to adapt our analog signal-based data broadcasting products and services to be compatible. If we experience significant difficulties or delays in migrating to the digital format, it could result in a loss of customers or an inability to transmit data, which could have a material adverse effect our business.

OUR BUSINESS DEPENDS ON FCC LICENSES THAT THE FCC MAY REVOKE OR NOT RENEW

         We must comply with regulations issued by the Federal Communications Commission. Specifically, the FCC requires broadcasters in television, radio and other media to obtain and maintain licenses to transmit information. As described below, the FCC has the right to revoke a license and may elect not to renew a license after its expiration. If WavePhore or any third party broadcaster on which we rely fails to maintain any required FCC licenses, our ability to provide our services may be disrupted.

         TELEVISION. In the United States, broadcast transmissions are subject to regulation by the FCC. Although we are not currently required to hold an FCC license to provide our broadcasting services, third parties on which we rely are or may be required to obtain or maintain FCC licenses to provide their services to us. In addition, the services we provide may require us to obtain an FCC license in the future. If we or a third party on which we rely fails to obtain or maintain any required FCC license, we may be unable to provide our broadcast services on a continuous basis.

         FM SUBCARRIERS. We have entered into contracts with various FM licensees to lease their subcarriers to broadcast data. An FM license is granted for a period of seven years and may be renewed by the FCC for like terms. However, there is no guarantee that the licenses for the FM stations we use will be renewed. Although we believe that adequate alternative FM stations would be available for our use, any delay in finding alternative stations, or the terms upon which they would be willing to supply their services, could adversely affect our business. We are not currently required to hold an FCC license to act as a private carrier to use FM subcarrier channels. If in the future we are required to hold an FCC license in order to use these FM subcarriers, there is no assurance we will be granted one.

         SATELLITE UPLINKS. We currently hold two FCC licenses for satellite uplinks in Salt Lake City, Utah. Our satellite uplink licenses are subject to renewal. There can be no assurance that these licenses will be renewed upon their expiration on October 23, 2002, and January 16, 2008. These licenses may be revoked for cause. Failure to renew, or revocation of, either or both of our FCC licenses for satellite uplinks could have a material adverse affect on our business. We also share a satellite uplink facility in Raleigh, North Carolina. This facility is required to hold a license from the Federal Communications Commission in order to broadcast information via satellite transmission. If this transmission facility were to fail to obtain any required license from the FCC, fail to maintain its license, or fail to have a required license renewed by the FCC, we would be unable to transmit information using this facility.

         ADVANCED TELEVISION SYSTEM FORMAT. While Congress specifically authorized the use of the advanced television system format in the legislation adopting the format, the FCC has not issued final regulations regarding the transmission of non-programming related content in the format. If we migrate our analog signal-based data broadcasting services to the new digital format, we will become subject to any regulations adopted by the FCC governing transmission of content in that format.

WE WILL NEED SUBSTANTIAL ADDITIONAL CAPITAL TO EXECUTE OUR BUSINESS PLAN

         We expect to continue to incur significant capital expenses in continuing to develop and market our products and services. Although we believe currently available funds and capital resources will be sufficient to meet anticipated needs for capital through 1999, we expect that we will need substantial additional capital to fully implement our business plan beyond 1999. We also may need to raise additional funds in order to acquire complementary businesses, products, or technology. Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to execute our business plan or take advantage of our business opportunities. In addition, if we elect to raise capital by issuing additional shares of stock, existing stockholders may incur dilution.

OUR BUSINESS DEPENDS ON RETAINING OUR SENIOR EXECUTIVE OFFICERS AND KEY
EMPLOYEES

         We rely considerably on the abilities of our founder and Chief Executive Officer, David Deeds. We also depend to a significant extent upon the performance of our other senior executive officers. We have not entered into employment agreements with any of our senior executive officers and are not the beneficiary of life insurance on any of them. Although we have agreements with some members of management not to compete with us, there can be no assurance that these agreements will be enforceable or effective in retaining these individuals. As a result, we may lose one or more key individuals to resignation or death and may be unable to adequately replace these individuals. In addition, our products and services are highly technical and require key employees with high levels of technical expertise. Demand for these individuals, particularly in the locations where we operate, is very high. The loss of the services of any of our key employees, or the failure to attract and retain qualified personnel to replace them, could have a material adverse effect on our business.

A LARGE PORTION OF OUR REVENUE COMES FROM A SMALL NUMBER OF CUSTOMERS, THE LOSS OF WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR OPERATING RESULTS

         A significant percentage of our revenue comes from a relatively small group of customers. For example, sales to Reuters America, Inc. amounted to more than 10% of our consolidated revenues for the year ended December 31, 1997. Although we believe that our current relationships with our customers are generally good, the loss of one or more of our major customers could have a material adverse effect on our operating results.

OUR COMMON STOCK PRICE IS HIGHLY VOLATILE

         The market price of our common stock, like the stock of many other technology companies, particularly those involved in Internet-related businesses and e-commerce, has been highly volatile. In addition, we have experienced, and may continue to experience, significant fluctuations in revenues and operating results from period to period, which tends to increase the volatility of our common stock price. Factors that affect volatility include:

         -        unexpected fluctuations in our operating results;

         - announcements of technological innovations and new products by us or our competitors;

         -        increases in governmental regulation;

         - developments or changes in legislation affecting the industries in which we operate;

         - developments in our patent or other proprietary rights or those of our competitors;

         - analyst reports, media stories, news broadcasts, and interviews; and

         - market conditions for technology and Internet-related stocks in general.

POSSIBLE ISSUANCE OF ADDITIONAL SHARES COULD DILUTE YOUR OWNERSHIP PERCENTAGE

         Certain events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in WavePhore. We may issue additional shares of common stock or preferred stock:

         -        to raise additional capital or finance acquisitions;

         - upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock; or

         -        in lieu of cash payment of dividends.

         There are currently outstanding convertible preferred shares, warrants, and options to acquire up to 7,776,931 additional shares of common stock at prices ranging from $4.125 to $18.15 per share. If converted or exercised, these securities will dilute your percentage ownership of common stock. These securities, unlike the common stock, provide for antidilution protection upon the occurrence of stock splits, redemptions, mergers, reclassifications, reorganizations and other similar corporate transactions, and, in some cases, major corporate announcements. If one or more of these events occurs, the number of shares of common stock that may be acquired upon conversion or exercise would increase.

         We entered into a Securities Purchase Agreement with Castle Creek under which we may require Castle Creek to purchase up to $7,500,000 of additional common stock from us, on or before March 31, 1999. This additional issuance of common stock, if it occurs, would also dilute your percentage ownership of common stock. Castle Creek may delay this purchase for 90 days if the purchase would cause Castle Creek to own in excess of 4.9% of WavePhore's outstanding common stock. As part of this purchase, Castle Creek would also receive a warrant to purchase an additional 250,000 shares of common stock. The exercise price for these shares would be 131.25% of the closing price of our common stock on the day preceding the delivery of notice of the closing of the purchase.

OUR GOVERNING DOCUMENTS AND INDIANA LAW CONTAIN PROVISIONS THAT COULD PREVENT TRANSACTIONS IN WHICH YOU WOULD RECEIVE A PREMIUM FOR YOUR STOCK

         Our Articles of Incorporation and the Indiana Business Corporation Law contain provisions that could have the affect of delaying, deferring, or preventing a change in control and the opportunity to sell your shares at a premium over current market prices. Although intended to protect WavePhore and its shareholders from unwanted takeovers, their effect could hinder or prevent transactions in which you might otherwise receive a premium for your common stock over then-current market prices, and may limit your ability to approve transactions which may be in your best interests. As a result, the mere existence of these provisions could adversely affect the price of our common stock.

WE MAY ISSUE ADDITIONAL SHARES OF PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL THAT HAVE RIGHTS SENIOR TO THOSE OF COMMON STOCKHOLDERS

         Our Board of Directors has the authority to issue a total of up to 10,000,000 shares of preferred stock and to fix the rates, preferences, privileges, and restrictions, including voting rights, of the preferred stock, which typically are senior to the rights of the common stockholders, without any further vote or action by you and the other common stockholders. Your rights will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued, or might be issued in the future. Preferred stock also could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of WavePhore. This could delay, defer, or prevent a change in control. Furthermore, holders of preferred stock may have other rights, including economic rights, senior to the common stock. As a result, their existence and issuance could have a material adverse affect on the market value of the common stock. We have in the past issued, and, may from time to time in the future issue, preferred stock for financing or other purposes with rights, preferences, or privileges senior to the common stock.

WE ARE SUBJECT TO RESTRICTIONS ON DIVIDENDS AND REDEMPTIONS

         We have not paid any dividends on the common stock, and do not plan to pay any dividends on the common stock for the foreseeable future. The provisions of the Series 1994 Preferred Shares prohibit the payment of dividends on the common stock unless the dividends on those preferred shares are first paid. In addition, although our credit facility does not include any specific prohibitions on the payment of dividends, it does include various financial covenants that could have the effect of limiting cash dividend or redemption payments. The Indiana Business Corporation Law includes limitations on the ability of corporations to pay dividends on or to purchase or redeem their own stock. Accordingly, you should not expect that dividends will be paid on your common stock.

OUR RELIANCE ON COMPUTER HARDWARE, SOFTWARE, AND INTERNET-BASED TECHNOLOGY EXPOSES OUR OPERATIONS TO POTENTIAL YEAR 2000 PROBLEMS

         We rely extensively on computer hardware, software and related technology, together with data, in the operation of our business. This technology and data are used in creating and delivering our products and services, and in our internal operations, such as billing and accounting. We have initiated an enterprise-wide program to evaluate the technology and data used in the creation and delivery of our products and services, and in our internal operations. If we fail to complete the implementation of our Year 2000 plan prior to the commencement of the Year 2000, or our customers and suppliers fail to successfully remediate their own Year 2000 issues, it could materially adversely affect us. The program utilizes a Year 2000 "team" which includes executive officers. The team must identify Year 2000 issues and develop and implement a plan to handle them. The plan includes resolving any Year 2000 issues that are related to our customers and suppliers. However, there can be no assurances that these third parties will successfully remediate their own Year 2000 issues over which we have no control.

WE MAKE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS THAT MAY NOT PROVE TO BE ACCURATE

         This prospectus contains or incorporates forward-looking statements including statements regarding, among other items, our business strategy, growth strategy, and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. Forward-looking statements speak only as of the date the statement is made. These forward-looking statements are based largely on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, and in documents incorporated into this prospectus, including those set forth in "Risk Factors" and "The Company", describe factors, among others, that could contribute to or cause these differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                                 USE OF PROCEEDS

         Castle Creek will receive all of the proceeds from the sale of the common stock offered under this prospectus. If Castle Creek exercises all of the warrants, WavePhore will receive gross proceeds of approximately $2,665,000, which we anticipate would be used for general corporate purposes. Castle Creek may or may not exercise any or all of the warrants.

                             SELLING SECURITY HOLDER

         The following table provides information regarding Castle Creek's beneficial ownership of common stock as of January 11, 1999, and as adjusted to reflect the sale of the securities offered under this prospectus. Unless we have indicated otherwise, to our knowledge, Castle Creek has sole voting and investment power with respect to its securities.





                                           COMMON SHARES                     COMMON SHARES
        NAME OF SELLING                  BENEFICIALLY OWNED                    TO BE SOLD
        SECURITY HOLDER                 PRIOR TO THE OFFERING               IN THE OFFERING
        ---------------                 ---------------------               ---------------
Castle Creek Technology                      1,129,116                         1,129,116
Partners LLC


         The table above includes 250,000 shares of common stock underlying the warrants issued in connection with the purchase of the other 879,116 shares of common stock covered by this prospectus. These warrants may not be exercised to the extent the issuance of shares underlying the warrants would cause Castle Creek to own in excess of 9.9% of WavePhore's outstanding common stock.

         The table above does not include 52,218 shares of common stock obtained upon conversion of Series C Preferred Shares, and up to 136,364 shares of common stock issuable upon conversion of a related warrant, held by CC Investments, LDC. These securities are registered under a separate registration statement and prospectus. The warrants relating to the Series C Preferred Shares may not be exercised to the extent the issuance of shares underlying the warrants would cause Castle Creek to own in excess of 4.9% of WavePhore's outstanding common stock.

         Castle Creek is indirectly wholly-owned by CC Investments, LDC. Under a management agreement, Castle Creek Partners, LLC shares voting and investment power with Castle Creek and CC Investments, LDC, with respect to the securities held by Castle Creek and CC Investments, LDC, respectively. John Ziegelman and Daniel Asher, as members of Castle Creek Partners, LLC, may be deemed, as a result of the management agreement, to have beneficial ownership of these securities. Messrs. Ziegelman and Asher disclaim that ownership.

         We entered into a Securities Purchase Agreement with Castle Creek under which Castle Creek acquired the common stock and warrants. Under this agreement, we may require Castle Creek to purchase up to $7,500,000 of additional common stock on or before March 31, 1999. Castle Creek may delay this purchase for 90 days if the purchase would cause Castle Creek to own in excess of 4.9% of WavePhore's outstanding common stock. As part of this purchase, Castle Creek would receive warrants to purchase an additional 250,000 shares of our common stock. The exercise price for these shares would be 131.25% of the closing price of our common stock on the day preceding the delivery of notice of the closing of the purchase. The agreement also requires that we register the resale of any additional shares sold to Castle Creek under the Securities Act.

                            DESCRIPTION OF SECURITIES

         We are authorized to issue up to 50,000,000 shares of common stock and 10,000,000 preferred shares. As of March 10, 1999, 29,022,092 shares of common stock were issued, of which 28,644,592 shares were outstanding and 456,000 were held in our treasury; and a total of 501,963 preferred shares were issued and outstanding.

         Our Board of Directors has the authority, without further action by the shareholders, to issue a total of up to 10,000,000 preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any series of unissued preferred shares and to determine the number of shares constituting any series and the designation of the series, without any further vote or action by the shareholders.

         The following summary of certain provisions of the common stock and preferred shares does not purport to be complete and is subject to, and is qualified in its entirety by, our amended Articles of Incorporation, Restated Code of Bylaws, and by the provisions of applicable law.

COMMON STOCK

         The holders of our common stock are entitled to one vote per share on all matters on which shareholders are entitled to vote. Subject to the rights of holders of any class or series of shares, including preferred shares, having a preference over the common stock as to dividends or upon liquidation, the holders of our common stock are also entitled to dividends as may be declared by our Board of Directors out of funds that are lawfully available, and are entitled upon liquidation to receive pro rata the assets that are available for distribution to holders of common stock. Holders of the common stock have no preemptive, subscription, or conversion rights. The common stock is not subject to assessment and have no redemption provisions.

PREFERRED STOCK

         SERIES 1994 PREFERRED SHARES

         We have authorized, issued and outstanding 501,963 of our Series 1994 Cumulative Convertible Preferred Shares. These shares have a stated value of $11.00 per share and are convertible at any time into common stock at $11.00 per share. The conversion provisions are subject to adjustment if there is a stock split, dividend, distribution, reorganization, reclassification, merger, consolidation, share exchange, or other similar corporate transaction. Cumulative dividends on the shares accrue at the rate of 10% per annum and are payable when declared by the Board of Directors. We may not pay dividends on the common stock or other series junior to these preferred shares unless all accrued dividends have been paid on the latter. On liquidation, the holder of the preferred shares will be entitled to receive, before any distribution to holders of our common stock or other series junior to the preferred shares, liquidation distributions equal to the stated value of $11.00 per preferred share, plus accrued and unpaid dividends. We may redeem the preferred shares at any time, on at least 30 days written notice, at the redemption price of $11.00 per share, plus accrued and unpaid dividends, provided that the redemption has been approved by a majority of the Board of Directors who are not holders of the preferred shares. The preferred shares have no voting rights except as otherwise provided by law or the Articles of Incorporation. David E. Deeds, the Chairman, Chief Executive Officer and President, owns all of the Series 1994 Preferred Shares.

         SERIES A, SERIES B, AND SERIES C PREFERRED SHARES

         We were authorized to issue, and in the past did issue, three separate series of convertible preferred shares called the Series A, Series B, and Series C Convertible Preferred Shares, all with varying provisions. All of these preferred shares have been converted into common stock and are no longer outstanding.

WARRANTS

         In addition to the warrant issued to Castle Creek, we have issued various warrants, including the following which are still outstanding:

         REPRESENTATIVE'S WARRANTS

         We issued warrants to our underwriters in connection with our initial public offering in October 1994. These warrants enable the underwriters, or other holders, to purchase an aggregate of 165,000 shares of common stock at a purchase price of $18.15 per share. The exercise price and number of shares purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of a stock split, reverse stock split, or distribution to stockholders. The warrants expire on October 20, 1999.

         WARRANTS RELATED TO SERIES C PREFERRED SHARES

         We also issued warrants to purchasers of our Series C Preferred Shares. Warrants to purchase up to 545,454 additional shares of common stock remain outstanding. The exercise price of these warrants is $8.80 per share, which is equal to 115% of the average of the closing sale prices of the common stock for the five trading days immediately preceding the date we issued the Series C Preferred Shares. These warrants expire on July 24, 2000.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for our common stock is American Securities Transfer & Trust, Inc.

CHARTER PROVISIONS AND EFFECTS OF INDIANA LAW

         Our Articles of Incorporation require that proposals for consideration at a meeting of shareholders must be submitted to the Secretary not later than the earlier of:

         -        270 days after the adjournment of the previous annual meeting;
                  or

         - the close of business on the seventh day following the date on which notice of the meeting is given to shareholders.

         Under the Indiana Business Corporation Law, any person who acquires 10% of the voting power of the common stock of a corporation is considered an "interested shareholder." For a period of five (5) years after an acquisition, certain business combinations between WavePhore and the interested shareholder are prohibited, unless prior to the acquisition of that common stock by the interested shareholder, the Board of Directors approves the acquisition of common stock or the business combination. After the five-year period, only the following three types of business combinations between WavePhore and the interested shareholder are permitted:

         - a business combination approved by the Board of Directors before the acquisition of common stock by the interested shareholder;

         - a business combination approved by holders of a majority of the common stock not owned by the interested shareholder; and

         - a business combination in which the shareholders receive a price for their common stock at least equal to a formula price based on the highest price per share paid by the interested shareholder.

In addition, under Indiana law, a party acquiring WavePhore common stock may lose the right to vote some or all of those shares if the acquisition results in that party holding greater than 20%, 33%, or 50% of the outstanding shares of WavePhore. An acquiring party can avoid the loss of the right to vote these shares if the right to vote is approved by shareholders holding a majority of the "disinterested" common stock, and, if authorized by a provision of our Articles of Incorporation or Bylaws adopted before the time that party became an interested shareholder, permit the redemption of the acquiring party's common stock. We have not adopted this kind of a redemption provision.

                              PLAN OF DISTRIBUTION

         We are registering the common stock covered by this prospectus for Castle Creek. As used in this prospectus, "Castle Creek" includes the pledgees, donees, transferees, or other successors in interest who later hold Castle Creek's interests. We are paying the costs and fees of registering the common stock, but Castle Creek will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock. We have also agreed to indemnify Castle Creek and certain related persons against certain liabilities, including liabilities under the Securities Act.

         Castle Creek may sell the common stock at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Castle Creek may sell some or all of their common stock through:

         - ordinary brokers' transactions which may include long or short sales;

         - transactions involving cross or block trades or otherwise on the Nasdaq National Market;

         - purchases by brokers, dealers, or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

         - "at the market" to or through market makers or into an existing market for the common stock;

         - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         -        through transactions in options, swaps or other derivatives;
                  or

         - any combination of the foregoing, or by any other legally available means.

Castle Creek may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume. Castle Creek also may enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock. The shares may then be resold under this prospectus. In its selling activities, Castle Creek will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of common stock by Castle Creek.

         Castle Creek may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by Castle Creek may allow other broker-dealers to participate in resales. Castle Creek and any broker-dealers involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of Section 2(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act. If Castle Creek or any broker-dealer qualifies as an "underwriter," they will be subject to the prospectus delivery requirements of Rule 153 of the Securities Act, which may include delivery through the facilities of the NASD. In conjunction with sales to or through brokers, dealers or agents, Castle Creek may agree to indemnify them against liabilities arising under the Securities Act. We know of no existing arrangements between Castle Creek, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

         In addition to selling their common stock under this prospectus, Castle Creek may:

         - transfer its common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or

         - sell their common stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

                                 LEGAL OPINIONS

         Barnes & Thornburg, of Indianapolis, Indiana, will pass upon the validity of the common stock offered under this prospectus.

                                     EXPERTS

         The consolidated financial statements of WavePhore, Inc. appearing in our Annual Report (Form 10-K) for the years ended December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. These consolidated financial statements are incorporated herein by reference in reliance upon the report given upon the authority of Ernst & Young LLP, as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         GOVERNMENT FILINGS: We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for more information about the Public Reference Rooms. Most of our filings are also available to you free of charge at the Commission's web site at http://www.sec.gov.

         STOCK MARKET: Our common stock is listed on the Nasdaq National Market and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         REGISTRATION STATEMENT: We have filed a registration statement under the Securities Act with the Commission with respect to the common stock offered under this prospectus. This prospectus is a part of the registration statement. However, it does not contain all of the information contained in the registration statement and its exhibits. You should refer to the registration statement and its exhibits for further information about WavePhore and the common stock offered under this prospectus.

         INFORMATION INCORPORATED BY REFERENCE: The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission and they are incorporated by reference into this prospectus:

         - our Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

         - our Proxy Statement for the 1998 Annual Meeting of Securityholders, dated March 23, 1998;

         - our Current Report on Form 8-K, and its Exhibits, filed January 12, 1999; and

         - the description of our capital stock contained in our registration statement on Form 8-A, including all amendments or reports filed for the purpose of updating the description.

Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents.

         You may request free copies of these filings by writing or telephoning us at the following address:

                  Investor Relations
                  WavePhore, Inc.
                  3311 North 44th Street
                  Phoenix, Arizona 85018
                  (602) 952-5500.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF INSURANCE AND DISTRIBUTION

         The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by WavePhore:

Securities and Exchange Commission Registration Fee              $     2,590*
Nasdaq Listing Fee                                               $    17,500
Legal Fees and Expenses                                          $    10,000
Accounting Fees and Expenses                                     $     1,000
Transfer Agent Fees and Expenses                                 $       500
Miscellaneous                                                    $     1,000
                                                                 -----------
TOTAL                                                            $    32,590


-------------------
*Previously paid.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Unless limited by the Articles of Incorporation, the Indiana Business Corporation Law (the "IBCL") requires that a corporation indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding. The IBCL permits a corporation to indemnify an individual, made a party to a proceeding because the individual is or was a director, against liability incurred in the proceeding if: (1) the individual's conduct was in good faith; and (2) the individual reasonably believed: (A) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interest; and (B) in all other cases, that the individual's conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, the individual either: (A) had reasonable cause to believe the individual's conduct was lawful; or (B) had no reasonable cause to believe the individual's conduct was unlawful. Unless a corporation's articles of incorporation provide otherwise, an officer of the corporation, whether or not a director, is entitled to mandatory and court-ordered indemnification to the same extent as a director; and the corporation may indemnify an officer, employee or agent of the corporation, whether or not a director, to the same extent as a director, and to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract. The indemnification provisions of the IBCL are not exclusive of any other rights to indemnification that a person may have under the corporation's articles of incorporation or bylaws, a resolution of the board of directors or of the shareholders, or any other authorization, whenever adopted, after notice, by a majority vote of all of the voting shares then issued and outstanding.

         The IBCL provides that a director is not liable for any action taken as a director, or any failure to take any action, unless: (1) the director has breached or failed to perform the duties of the director's office in compliance with Section 23-1-35-1 of the IBCL; and (2) the breach or failure to perform constitutes willful misconduct or recklessness. Section 23-1-35-1 of the IBCL provides that a director shall, based upon the facts then known to the director, discharge the duties as a director, including the director's duties as a member of a committee: (a) in good faith; (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (c) in a manner the director reasonably believes to be in the best interests of the corporation. In discharging the director's duties, a director is entitled to rely upon information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by: (1) one or more officers or employees of the corporation whom a director reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public accountants, or other persons as to matters the director reasonably believes are within the person's professional or expert competence; or (3) a committee of the board of directors of which the director is not a member if the director reasonably believes the committee merits confidence. A director is not acting in good faith if the director has knowledge concerning the matter in question that makes reliance otherwise permitted by the foregoing provisions unwarranted. A director may, in considering the best interests of a corporation, consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the director considers pertinent.

         WavePhore's Articles of Incorporation provide that the corporation must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the maximum extent permitted under the IBCL. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

         WavePhore's Restated Code of Bylaws provide that the corporation must indemnify any individual who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or enterprise whether or not for profit, against liability and expenses, including attorneys fees, incurred by him in any action, suit or proceeding, whether civil, criminal, administrative, investigative, and whether formal or informal, in which he has been made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his status as such, except

         - in the case of any action, suit, or proceeding terminated by judgment, order or conviction, in relation to matters as to which he is adjudged to have breached or failed to perform the duties of his office and the breach or failure to perform constituted a willful misconduct or recklessness; and

         - in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that the person breached or failed to perform the duties of his office and the breach or failure to perform constituted willful misconduct or recklessness.

         The directors and officers of WavePhore are covered by an insurance policy indemnifying against certain liabilities which arise from their activities performed on behalf of WavePhore, including liabilities under the Securities Act of 1933 in certain circumstances.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS


EXHIBIT NO.           EXHIBIT
-----------           -------
3.1                   Restated Articles of Incorporation (incorporated by
                      reference to Exhibit 4 to the Company's Quarterly Report
                      on Form 10-Q for the quarter ended September 30, 1994).

3.2                   Articles of Amendment to the Company's Articles of
                      Incorporation dated December 27, 1995 (incorporated by reference to Exhibit 3 to the Company's Current
                      Report on Form 8-K dated December 27, 1995).

3.3                   Articles of Amendment to the Company's Articles of
                      Incorporation dated February 7, 1996 (incorporated by reference to Exhibit 4.3 to WavePhore's Registration
                      Statement No. 333-1198 on Form S-3).

3.4                   Articles of Amendment to the Company's Articles of
                      Incorporation dated July 23, 1997 (incorporated by reference to Exhibit 3.1 to WavePhore's Current
                      Report on Form 8-K filed as of August 1, 1997).

3.5                   Restated Code of Bylaws (incorporated by reference to
                      Exhibit 4.2 to WavePhore's Registration Statement No.
                      33-80343 on Form S-8).

5                     Opinion of Barnes & Thornburg regarding legality.*

23.1                  Consent of Ernst & Young L.L.P.*

23.2                  Consent of Barnes & Thornburg (included in Exhibit 5).*

24 Power of Attorney (included on signature page of registration statement).*


-------------------
*Previously filed

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on March ___, 1999.

                                       WAVEPHORE, INC.

                                       /s/ R. Glenn Williamson
                                       -----------------------------------------
                                       R. Glenn Williamson, Executive Vice
                                       President and Chief Operating Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

                 SIGNATURE                                          TITLE                               DATE
               *                             Chairman of the Board, Chief Executive Officer and    March 11, 1999
________________________________             President (Principal Executive Officer)
David E. Deeds

/s/ R. Glenn Williamson                      Executive Vice President, Chief Operating Officer     March 11, 1999
________________________________             and Director
R. Glenn Williamson


               *                             Executive Vice President, Chief Financial Officer,    March 11, 1999
________________________________             Treasurer (Principal Financial Officer and
Kenneth D. Swenson                           Principal Accounting Officer) and Director

               *                             Director                                              March 11, 1999
________________________________
C. Roland Haden

               *                             Director                                              March 11, 1999
________________________________
Glenn Scolnik
                                             Director                                              March 11, 1999
               *
________________________________
J. Robert Collins




*By: /s/ Douglas J. Reich
________________________________
  Douglas J. Reich
  Attorney-in-Fact

                                             INDEX TO EXHIBITS

EXHIBIT NO.            EXHIBIT
3.1                    Restated Articles of Incorporation (incorporated by reference to Exhibit 4 to the Company's
                       Quarterly Report on Form 10-Q for the quarter ended September 30, 1994).

3.2                    Articles of Amendment to the Company's Articles of Incorporation dated December 27, 1995
                       (incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K dated
                       December 27, 1995).

3.3                    Articles of Amendment to the Company's Articles of Incorporation dated February 7, 1996
                       (incorporated by reference to Exhibit 4.3 to WavePhore's Registration Statement No. 333-1198 on
                       Form S-3).

3.4                    Articles of Amendment to the Company's Articles of Incorporation dated July 23, 1997
                       (incorporated by reference to Exhibit 3.1 to WavePhore's Current Report on Form 8-K filed as of
                       August 1, 1997).

3.5                    Restated Code of Bylaws (incorporated by reference to Exhibit 4.2 to WavePhore's Registration
                       Statement No. 33-80343 on Form S-8).

5                      Opinion of Barnes & Thornburg regarding legality.*

23.1                   Consent of Ernst & Young L.L.P.*

23.2                   Consent of Barnes & Thornburg (included in Exhibit 5).*

24                     Power of Attorney (included on signature page of registration statement).*


----------------------
*Previously filed